UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12
NEOPHARM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholders:

        On September 2, 2004, John N. Kapoor, Ph.D., commenced a process to solicit your written consents in what your Board believes is an attempt to obtain substantial influence and control over your Company by removing the independent members of the Board that you elected three months ago and replacing them with a slate of nominees that was handpicked by Mr. Kapoor. We strongly urge you to oppose Mr. Kapoor's consent solicitation.

        Before you take any action, we want you to understand these important facts:

  •
  Your management team has been implementing an effective strategy to cut costs, move forward our Phase III PRECISE trials as rapidly as possible and rationalize our product pipeline. We have already made great strides by reducing our projected net loss from $55 to $58 million in 2004 to $43 to $47 million for 2005.

  •
  Mr. Kapoor gave Greg Young, your Company's new CEO, and his management team less than three months to develop and implement our business strategy before launching his consent solicitation.

  •
  Mr. Kapoor is seeking your consent based on what we believe is an unrealistic target of a $30 million annual cash "burn rate" for the Company. He has not provided a detailed plan, to your Board or to anyone else that we know of, on how he would achieve his objectives without undermining our clinical trials, abandoning our product pipeline and overturning our management team. Your Board and management do not believe his unrealistic goals can be achieved without significant harm to the Company.

  •
  Mr. Kapoor's consent solicitation would replace the same four independent directors that he voted to renominate and was prepared to re-elect just a few months ago. His change of heart comes after those directors decided to elect an independent chairman in place of Mr. Kapoor. Mr. Kapoor has stated in his SEC filings that he will seek to regain the Chairman's position if his handpicked nominees are elected.

        Your Board believes that Mr. Kapoor's consent solicitation is not in the best interests of NeoPharm and its stockholders and strongly urges you to reject Mr. Kapoor's efforts to replace your Board. We believe that the Company's existing Board of Directors—which is composed of a majority of independent directors and led by an independent chairman—is better able to act in the best interests of the Company and its stockholders.

        You can reject Mr. Kapoor's plans for your Company by signing, dating and mailing the enclosed BLUE Consent Revocation Card immediately. We urge you not to sign the white consent card sent to you by Mr. Kapoor. If you have previously signed a white consent card, you have every right to revoke that consent by signing, dating and mailing the enclosed BLUE Consent Revocation Card. Regardless of the number of shares you own, your revocation of consent is important. Please act today.

Sincerely,
September 28, 2004
	Erick E. Hanson	Sander A. Flaum

	Matthew P. Rogan, M.D.	Kaveh T. Safavi, M.D., J.D.

Sign, date and return the BLUE Consent Revocation Card
today.

Important!
1.	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed BLUE Consent Revocation Card.
Please vote each BLUE Consent Revocation Card you receive since each account must be voted separately. Only your latest dated card counts.
2.	We urge you NOT to sign any White consent card sent to you by Mr. Kapoor.
3.
Even if you have sent a White consent card to Mr. Kapoor, you have every right to change your vote. You may revoke that consent, and vote as recommended by management by signing, dating and mailing the enclosed BLUE Consent Revocation Card in the enclosed envelope.
4.	If your shares are held in the name of a bank or broker, please direct the party responsible for your account to vote the BLUE Consent Revocation Card as recommended by management.
If you have any questions on how to vote your shares, please call our proxy solicitor: MORROW & CO., INC. at (800) 607-0088.

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